July 10, 2006

CHILCO RIVER HOLDINGS INC. ANNOUNCES LICENSE AGREEMENT WITH K.C. TECHNOLOGY

CHILCO RIVER HOLDINGS INC. (OTCBB:CRVH) is pleased to announce that on July 7, 2006 the Corporation entered into a License Agreement with K.C. Technology, a Hong Kong corporation ("Licensor"), under which the registrant acquired from Licensor a worldwide exclusive and perpetual license to use Licensor's technology to manufacture, market and distribute Licensor designed slot machines and other gaming products, including an electronic data transfer device trademarked Smartbook (collectively, the "Technology"). The Technology includes all technology, tools, design, components, hardware, software, and specification necessary for the design and manufacturing of slot machines and Smartbook and all associated patents, trademarks, copyrights, trade secrets, know-how.

About Chilco River Holdings Inc.

Chilco River Holdings Inc. owns and operates the Bruce Hotel and Casino in Lima, Peru. The Bruce Hotel and Casino is a "destination" hotel and casino location for visitors traveling to the Republic of Peru. The Bruce Hotel and Casino business consists of a hotel, restaurants, and gaming casino. For additional information please visit www.chilcoriverholdings.com.

CHILCO RIVER HOLDINGS INC.

By: /s/ Tom Liu
Tom Liu
Chief Executive Officer

4821-1054-2849\1 7/7/2006 3:00 PM